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                                                                   EXHIBIT 10.06

                              CERIDIAN CORPORATION

                             SPLIT-DOLLAR AGREEMENT

         THIS SPLIT-DOLLAR AGREEMENT (this "Agreement") was made and entered into by and between RONALD L. TURNER (the "Executive") and Ceridian Corporation (the "Company"). This instrument memorializes the Agreement made by the parties pursuant to which the Policy was applied for and acquired.

SECTION 1.        Plan Purposes and Structure.

         (a) The purposes of this Plan are to provide an incentive to the Executive to continue in the employment of the Company and to provide greater financial security for the Executive's family. The Company will assist the Executive in providing life insurance for the benefit and protection of the Executive's family by the payment of a portion of the premiums in accordance with the terms and conditions of this Agreement.

         (b) The Policy, together with the Policy Proceeds, will be owned by the Company to provide security for repayment of the premiums paid by the Company. The Company will possess all incidents of ownership in and to the Policy.

         (c) The Company will, by an Endorsement filed with the Insurance Company, transfer a portion of its interest in the Policy to the Executive in accordance with this Agreement.

SECTION 2. Definitions. For all purposes of this Agreement, the following terms shall have the meanings set forth below (except as otherwise expressly provided or unless the context otherwise requires).

         "Annual Premium" means any premium payment scheduled or required to be made under the terms of the Policy or called for and due under this Agreement in order to keep the Policy in full force and effect.

         "Claimant" means the Executive or a beneficiary claiming benefits under this Agreement or the Policy.

         "Company" means Ceridian Corporation or any successor.

         "Endorsement" means the beneficiary designation or other instrument filed with the Insurance Company under which a interest in the Policy is transferred to the Executive.

         "Executive" means Ronald L. Turner.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.



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         "Insurance Company" means Pacific Life Insurance Company, its successors and assigns.

         "Plan" means the life insurance plan as set forth in this Agreement and the Policy.

         "Policy" means the policy of life insurance described on the attached Schedule A issued by the Insurance Company on the life of the Executive and owned by the Company.

         "Policy Anniversary" means any anniversary of the Policy Effective
         Date.

         "Policy Effective Date" means the effective date of the Policy as set forth on Schedule A.

         "Policy Proceeds" means any and all types of proceeds of, from or under the Policy, including without limitation, (i) the cash surrender value of the policy, (ii) any and all proceeds of the Policy payable when it becomes a claim at death, maturity or otherwise, (iii) any and all proceeds of any loans or advances on or against the Policy, and (iv) distributions or shares of surplus, dividends, deposits or additions to the Policy, now or hereafter made thereunder or apportioned thereto.

         "Required Payment" means an amount equal to the lesser of the Secured Amount or the cash surrender value of the Policy.

         "Secured Amount" at any time means the sum of all Annual Premium payments made by the Company to the Insurance Company, less the sum of all amounts paid to the Company by or on behalf of the Executive as repayment of all or any portion of the Annual Premium payments made by the Company pursuant to Section 5(a).

SECTION 3. Ownership of Policy. The Policy shall be owned by the Company, and legal and equitable title shall be held by the Company. The Executive shall have no legal, equitable or beneficial right, title or interest in the Policy, except to the extent provided by the Endorsement.

SECTION 4. Payment of Premiums. Premiums required to maintain the Policy in force during the term of this Agreement will be paid as follows:

         (a) Premium Payment by Executive. The Executive shall pay the portion of the Annual Premium equal to the annual cost of current life insurance protection on the life of the Executive, measured in the manner specified in I.R.S. Notice 2002-8 (or the corresponding applicable provisions of any future Revenue Ruling or other IRS pronouncement), or, as permitted by federal income rules and regulations and selected by the Executive, the Insurance Company's current published premium rate for annually renewable term insurance for standard risks. While the Executive is employed by the Company, the Company shall remit the Executive's portion of each Annual Premium to the Insurance Company on or before the due date of the Annual Premium or within the grace period, if any, allowed by the Policy for the payments of such Annual Premium and shall include such portion in the Executive's compensation. If requested by the Executive, the Company shall provide proof to the Executive of timely payment of each Annual Premium.


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         (b) Premium Payment by Company. The Company shall pay when due the portion of each Annual Premium not payable by the Executive. The Company's obligation to make premium payments under this Agreement will cease upon the Executive's termination of employment with the Company, whether or not the Agreement has terminated. The Company's obligation to make premium payments shall cease prior to the Executive's termination of employment to the extent that such payment is not required to maintain the amount of the death benefit to be payable to the Executive's beneficiaries under this Agreement.

         (c) Funding of Premiums. The Executive's portion of the Annual Premium to be remitted by the Company to the Insurance Company on behalf of the Executive shall be included as part of the current compensation payable by the Company to the Executive. The Executive acknowledges that the amount paid will be included in his taxable compensation from the Company.

         (d) Disability Waiver of Premium. If the Policy is issued with a supplemental agreement providing for waiver of premium in the event of disability, or any additional death benefit, the additional premium for such supplemental agreement shall be paid by the Company. If such waiver of premium benefit becomes operational, the Company's Secured Amount shall be limited to the actual premiums advanced by the Company.

SECTION 5. Company Rights. Subject to the provisions of this Agreement and the Endorsement, the Company will possess all rights of ownership in the Policy, including, but not limited to, the following:

         (a) the right to surrender the Policy and receive the cash surrender value;

         (b) the right to designate and change the beneficiary of the Policy;

         (c) the right, if any, to effect a partial surrender of or partial withdrawal from the Policy or to borrow from the Insurance Company on the Policy to the extent (and only to the extent) that such action will not impair the interest of the Executive under the Endorsement; and

         (d)      all other rights contained in the Policy.

SECTION 6. Rights of Executive. The Executive shall have the rights described in this section.

         (a) Death Benefits. The Endorsement will provide that Plan Proceeds equal to $3,000,000 will be paid to the beneficiary or beneficiaries designated by the Executive upon the Executive's death during the term of this Agreement.

         (b) Settlement Option and Beneficiary. The Executive will have the right to select the settlement option for payment of the death benefit provided under the Policy and to designate the beneficiary or beneficiaries to receive the portion of the Policy Proceeds to which the Executive is entitled under the Endorsement. The Executive shall instruct the Company in writing with respect to the settlement option and the beneficiary or beneficiaries, and the Company shall execute and deliver to the Insurance Company such


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         forms as may be required to effect the Executive's instructions. The
         Company will not, except as instructed by the Executive, change any such beneficiary designation or settlement option. The Executive and the Company agree to take any action necessary to cause the beneficiary designations and settlement options to conform to the instructions of the Executive, to the extent consistent with the terms of the Policy and this Agreement.

         (c) Assignment. The Executive shall have the right to give to a donee, absolutely and irrevocably, all of his right, title and interest in and to the Policy under the Endorsement. The Executive may exercise this right by executing a written assignment in the form prescribed by the Insurance Company. Upon receipt of such form, executed by the Executive, the Company shall consent to the transfer in writing, and shall thereafter treat the Executive's donee as the sole owner of all of the Executive's right, title and interest in and to the Policy, subject to this Agreement. Thereafter, the Executive shall have no right, title or interest in and to the Policy, all such rights being vested in and exercisable only by such donee.

SECTION 7. Death Claims Under the Policy. Upon the death of the Executive, the Insurance Company will pay to the Executive's beneficiary or beneficiaries designated in accordance with the Endorsement the portion of the Policy Proceeds payable under the Endorsement. The balance of the Policy Proceeds shall be paid to the Company in accordance with the terms of the Policy.

SECTION 8. Termination of Employment. The provisions of this section will be applied following Termination of the Executive's employment with the Company other than by the Executive's death.

         (a) Purchase by Executive. If the Executive terminates employment with the Company prior to the 60th anniversary of his birth other than in a Change of Control Termination, within the meaning of the Executive Employment Agreement between the Company and the Executive, the Executive shall have 60 days within which to purchase the Policy from the Company for an amount equal to the Required Payment. If the Executive fails to purchase the Policy within 60 days after terminating employment, all rights of the Executive and his beneficiaries under the Endorsement and this Agreement shall be terminated. The Company shall become the sole beneficiary and owner of the Policy and may retain or surrender the Policy as it deems advisable.

         (b) Transfer to Executive. If the Executive terminates employment with the Company after the 60th anniversary of his birth or experiences a Change of Control Termination, within the meaning of the Executive Employment Agreement between the Company and the Executive, the Company shall assign to the Executive all of the Company's right, title and interest in and to the Policy and the Policy Proceeds. The Executive shall be the sole owner of the Policy, and all Policy Proceeds shall thereafter be payable to the Executive or his beneficiaries. The Company will have no further interest in or rights with respect to the Policy and will, upon request of the Executive, execute and deliver to the Insurance Company such instruments as may be required to effect a transfer of ownership to the Executive.


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         (c) Change of Control Termination. If the Executive experiences a
         Change of Control Termination, within the meaning of the Executive Employment Agreement between the Company and the Executive, the Company will, in addition to transferring the Policy, pay to the Executive an amount equal to the sum of:

                  (i)      three Annual Premiums; plus

                  (ii) the amount of income taxes that would be payable by the Executive for the year in which the payment is made to the United States Treasury and to the state of the Executive's residence, in each case based on the highest marginal rate, by reason of the transfer of ownership of the Policy to the Executive, the payment equal to three Annual Premiums and the payment made under this clause.

SECTION 9. ERISA. This Agreement constitutes an employee welfare benefit plan under ERISA.

         (a) Fiduciaries. The Company is the "Named Fiduciary" and Plan Administrator with respect to the split-dollar life insurance provided under this Agreement (the "Plan"). The Vice President, Human Resources of the Company shall carry out the fiduciary responsibilities of the Company and may delegate such responsibilities to others. The Administrator shall be responsible for the general administration, operation and interpretation of the Plan and for carrying out its provisions. Subject to the claims procedures set forth in this Agreement, and except as otherwise provided in this section, the Administrator will have the discretion to interpret and construe the provisions of the Plan and decide any dispute which may arise under this Agreement.

         (b) Funding Policy. All premiums due on the Policy shall be remitted to the Insurance Company when due. The benefits provided by the Policy shall be paid by the Insurance Company in accordance with the terms of the Policy and this Agreement.

SECTION 10. Claim and Review Procedure. The following claims and review procedure shall apply for purposes of this Agreement and the Executive, the Executive's heirs, successors, beneficiaries or personal representatives ("Claimant") must follow these procedures.

         (a) Claim for Insurance Benefits. A Claimant shall make a claim for benefits provided by the Insurance Company by submitting a written claim and proof of claim to the Insurance Company in accordance with the procedures established from time to time by the Insurance Company. The Insurance Company shall decide whether the claim shall be allowed. If a claim is denied in whole or in part, the Insurance Company shall notify the Claimant and provide an explanation of the procedure for reviewing a denied claim.

         (b) Claim for Other Benefits. With respect to all benefits other than those provided by the Insurance Company, the Claimant shall make a claim with the Plan Administrator in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator. If a claim is denied in whole or in part, written notice of such denial shall be furnished to the Claimant within thirty days after the claim was filed and shall set forth (i) the specific reason(s) for the denial, (ii) specific reference to the provisions of this Agreement or related documents on which the denial is based, (iii) a


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         description of any additional material or information necessary for the
         Claimant to perfect a claim, including why such information is necessary, and (iv) an explanation of the procedure for review of the denied claim.

         (c) Procedure for Review. Any Claimant whose claim has been denied in whole or in part, or authorized representative thereof, may within 60 days following the date of notice of denial of a claim, file a written request for review of such denial. The Plan Administrator shall review the decision denying the claim and shall provide Claimant an opportunity to review pertinent documents. A decision on the review of a claim will be made within 60 days after receipt of the request for review, unless special circumstances require an extension of time and notice of such extension is given to the Claimant within 60 days of the receipt of the request for review, in which case a decision will be rendered as soon as possible, but not later than 120 days following receipt of the request. The decision on review will be in writing and will include specific reasons for the decision, including specific references to the provisions of this Agreement or any related documents.

         (d)      Limitations of Actions.

                  (i) A Claimant who fails to follow the claim and appeal procedure will be barred from asserting the claim in any judicial or administrative proceeding.

                  (ii) Notwithstanding any statutory limitations period or conflict of law provision to the contrary, no action with respect to any benefit under this Plan may be brought more than six months following the decision in the final appeal brought pursuant to the claim and appeal procedure set forth in this Plan.

SECTION 11. Termination. Upon the occurrence of any of the following events, this Agreement will terminate and the Company will be entitled to recover the Required Payment. If the Required Payment at the time of termination is less than the Secured Amount, the Executive shall not be liable to the Company (or its assignee) for any deficiency.

         (a) surrender of the Policy with the consent of the Executive;

         (b) the mutual, written agreement of termination executed by the Company and the Executive; or

         (c) the bankruptcy of either the Company or the Executive.

SECTION 12. Status of Insurance Company. The Insurance Company shall not be deemed to be a party to this Agreement for any purpose nor in any way responsible for its validity.

SECTION 13. Heirs and Assigns. This Agreement shall inure to the benefit of and bind the Executive and the Company and their respective heirs, legal representatives, successors and assigns.



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SECTION 14. Amendment of Agreement. None of the terms or provisions of this
Agreement or of the Endorsement may be waived, limited or amended except by written agreement, signed by both the Executive and the Company.

SECTION 15. Governing Law. Except to the extent superseded by the provisions of ERISA or other applicable federal laws, this Agreement shall be subject to and governed by the laws of the State of Minnesota, without regard to choice of law or conflict of law principles.

SECTION 16. Company Not Liable. Although the Company, by this Agreement is assisting the Executive in obtaining certain life insurance coverage, the Company is not responsible for paying any life insurance benefits which are not paid by the Insurance Company. The Company is expressly relieved from any liability for loss or damage to any person resulting from a failure of the Insurance Company or from any failure of the Insurance Company to pay any amount under the Policy.

SECTION 17. Taxable Income. The Executive is solely responsible for determining the amount, if any, and timing of the receipt of taxable income arising as a result of this Agreement.

SECTION 18. Severability. If any portion or provision of this Agreement is deemed invalid or unenforceable, in whole or in part, then such provision or portion shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed removed from this Agreement, as the case may require.

SECTION 19. Waiver. Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

SECTION 20. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission or similar writings) and shall be given to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may thereafter specify. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as described above or (ii) if given by any other means, when delivered at the address specified in this Section.

Notice to Executive:                   Notice to Company:                   Notice to Insurance Company:
Ronald L. Turner                       General Counsel                      Pacific Life Insurance
Ceridian Corporation                   Ceridian Corporation                 700 Newport Center Drive
3311 East Old Shakopee Road            3311 East Old Shakopee Road          Newport Beach, CA 92660
Bloomington, MN 55425-1640             Bloomington, MN 55425-1640



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         IN WITNESS WHEREOF, the parties made this Agreement on January 25, 2002 and have signed this instrument memorializing the Agreement on the date written below.


Signed:  July 16, 2002             CERIDIAN CORPORATION




/s/ Ronald L. Turner               By:      /s/ Shirley J. Hughes
---------------------------                ---------------------
RONALD L. TURNER, EXECUTIVE                 SHIRLEY J. HUGHES, SENIOR VICE
                                            PRESIDENT - HUMAN RESOURCES




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                                   SCHEDULE A

                      SPLIT-DOLLAR INSURANCE ON THE LIFE OF

                                RONALD L. TURNER


Policy Number:  VF5002323-0

Insurer:  Pacific Life Insurance Company

Type of Policy:  Flexible Premium Adjustable Life

Stated Death Benefit:  $3,084,041.00

Annual Premium Amount:  $84,041.00




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